SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549

                               FORM 8-K


                            CURRENT REPORT

                PURSUANT TO SECTION 13 OR 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934


                  Date of Report:  December 18, 1996





                            MEDIMMUNE, INC.
        (Exact name of registrant as specified in its charter)



                   Commission File Number:  0-19131


          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD        20878
     (Address of principal executive offices)              (Zip Code)



     Registrant's telephone number, including area code (301) 417-0770


             No Exhibits are being filed with this report









                            MEDIMMUNE, INC.
                      Current Report on Form 8-K

ITEM 5.  OTHER EVENTS


MedImmune, Inc. reported the information contained in the following press release dated December 18, 1996.



      MEDIMMUNE AND BIOTRANSPLANT BEGIN PHASE 2 TRIAL EVALUATING
           BTI-322 IN TREATMENT OF GRAFT-VERSUS-HOST DISEASE

Gaithersburg, MD, and Charlestown, MA, December 18, 1996 -- MedImmune, Inc. (Nasdaq:MEDI) and BioTransplant Incorporated (Nasdaq:BTRN) today announced they have begun a multi-center Phase 2 clinical trial to evaluate BTI-322 in the treatment of acute graft-versus-host disease
(GvHD). BTI-322 is being developed by MedImmune in collaboration with BioTransplant. Acute GvHD, a common and potentially fatal complication after bone marrow transplantation, occurs when immune cells of the foreign graft, i.e., the donor bone marrow, initiate an inflammatory reaction against the tissues of the recipient.

"Graft-versus-host disease remains one of the most common and debilitating complications of bone marrow transplantation despite numerous attempts to improve treatment options," commented James F. Young, Ph.D., Senior Vice President, Research and Development at MedImmune. "BTI-322's unique mechanism of action suggests its potential utility for GvHD as well as for several other applications both inside and outside the transplantation field."

BTI-322 will be evaluated in adult recipients of allogeneic (non-self-donated) bone marrow or stem cells, who are experiencing acute GvHD and who have not responded previously to corticosteroid treatment. Safety, efficacy and pharmacokinetic parameters will be monitored during the study which is expected to be completed six to twelve months after its commencement.

BTI-322 has been evaluated in over 60 patients in the United States and Europe for its potential to prevent and treat organ graft rejection and for its ability to treat GvHD. In a small ongoing European study, BTI-322 has shown initial promise in treating GvHD. In addition, preliminary analyses of data from two Phase 1/2 clinical studies were presented in August at the XVI International Congress of the Transplantation Society in Barcelona, Spain. BTI-322 in these studies appeared well-tolerated and showed initial promise in preventing and treating kidney transplant rejection. A Phase 1/2 clinical trial evaluating BTI-322 in the treatment of acute kidney rejection is underway at the Massachusetts General Hospital under an Investigational New Drug (IND) application submitted to the FDA by BioTransplant.

BTI-322, previously known as LO-CD2a, was discovered by Drs. Herve Bazin and Dominique Latinne at the Catholic University of Louvain in Belgium. BTI-322 is a rat monoclonal antibody that binds to the CD2 molecule on T cells and NK cells. T cells are implicated in the rejection of transplanted organs and both types of cells are implicated in progression of GvHD. Laboratory studies have suggested that BTI-322 primarily inhibits the response of T cells directed at transplant antigens while subsequently allowing immune cells to respond normally to other antigens. The specificity and long lasting effects of this inhibition suggest that BTI-322 could have potential utility in applications other than transplantation, such as in autoimmune diseases. MedImmune is currently preparing MEDI-507, a humanized form of the product, which is expected to enter clinical trials in 1997 for selected applications in transplantation and autoimmune diseases.

Acute GvHD is a major complication of allogeneic bone marrow transplantation, usually occurring within the first three months after transplantation. Approximately 50% of bone marrow transplants result in GvHD. Patients with mild GvHD often experience a rash which usually responds well to corticosteroid treatment. Patients with moderate or severe GvHD develop serious disease and have up to a 90% chance of death despite diverse treatments. Lack of understanding of the physiologic mechanism of disease has been a major impediment to the development of more effective treatments. Both T cells and NK cells may play a role in the pathophysiology of GvHD. An agent which specifically inhibits both types of cells may provide certain advantages over current therapies.

MedImmune, Inc. is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. MedImmune currently markets two products through its hospital-based sales force and has six new product candidates in clinical trials. MedImmune is located in Gaithersburg, MD.

BioTransplant Incorporated is developing proprietary anti-rejection pharmaceuticals and organ transplantation systems which represent a comprehensive approach to inducing long-term specific transplantation tolerance in humans. The Company's product candidates are intended to reduce or eliminate the need for lifelong immunosuppressive therapy, reduce the cost of treating end-stage organ disease and increase the supply of transplantable organs. BioTransplant is located in Charlestown, MA.

This announcement may contain, in addition to historical information, certain forward looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in both Companies' filings with the U.S. Securities and Exchange Commission.


                           SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              MEDIMMUNE, INC.
                              Registrant)



Date: December 18, 1996       David M. Mott
                              President and Chief Operating Officer
                              (Principal financial and accounting
                                officer)